Exhibit 4.26

SUPPLEMENTAL INDENTURE NO. 1

Supplemental Indenture No. 1 (this “Supplemental Indenture”), dated as June 29, 2018 among L Brands, Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an
Indenture (the “Initial Indenture”), dated as of June 18, 2018, providing for the issuance of an unlimited aggregate principal amount of 6.694% Notes due 2027;

WHEREAS, the Company has previously issued $297,316,000 aggregate principal amount of its 6.694% Notes due 2027 (the “Existing Notes”);

WHEREAS, the Company wishes to issue $89,000 aggregate principal amount of Additional Notes;

WHEREAS, in accordance with Section 2.01 of the Initial Indenture, the Company may issue Additional Notes and may enter into a supplemental indenture to the Initial Indenture to provide for the issuance of such Additional Notes;

WHEREAS, the Company wishes to execute and deliver this Supplemental Indenture to provide for the issuance of $89,000 aggregate principal amount of its 6.694% Notes due 2027 (the “New Notes”) as Additional Notes under the Initial Indenture;

WHEREAS, in connection with the issuance of the New Notes and pursuant to Sections 2.01 and 9.01 of the Initial Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid and binding agreement of the Company and the Trustee, in accordance with its terms;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)          Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

(2)          Additional Notes.  As of the date hereof, the Company shall issue the New Notes pursuant to this Supplemental Indenture. The New Notes issued pursuant to this Supplemental Indenture constitute Additional Notes issued pursuant to Section 2.01 of the Initial Indenture and shall be consolidated with and form a single class with the Existing Notes previously established pursuant to the Initial Indenture. The New Notes shall have the same terms and conditions in all respects as the Existing Notes, except that the issue date of the New Notes shall be June 29, 2018.  The New Notes will be fungible for U.S. federal income tax purposes with the Existing Notes and will have the same issue date and issue price as the Existing Notes for such purposes. The New Notes issued in the form of Global Notes will be issued under the same CUSIP/ISIN numbers as the Existing Notes; it being understood that any New Notes issued in the form of a Definitive Note may be exchanged for a beneficial interest in a Global Note in accordance with the provisions of the Initial Indenture. The form of the global notes or definitive notes representing the New Notes is attached to the Initial Indenture as Exhibit A.

(3)          Aggregate Principal Amount. The aggregate principal amount of the New Notes that may be authenticated and delivered pursuant to this Supplemental Indenture shall be $89,000.

(4)          Governing Law. THIS SUPPLEMENTAL INDENTURE, THE NEW NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)          Ratification of Initial Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Initial Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Initial Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

(6)          Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7)          Effect of Headings. The Section headings have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(8)          Severability. In case any provision in this Supplemental Indenture or in the New Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

L BRANDS, INC.

By:	/s/ Timothy J. Faber
Name:	Timothy J. Faber
Title:	Senior Vice President and Treasurer

BATH & BODY WORKS BRAND MANAGEMENT, INC.
BATH & BODY WORKS DIRECT, INC.
BATH & BODY WORKS, LLC
BEAUTYAVENUES, LLC
INTIMATE BRANDS, INC.
INTIMATE BRANDS HOLDING, LLC
L BRANDS DIRECT FULFILLMENT, INC.
L BRANDS SERVICE COMPANY, LLC
L BRANDS STORE DESIGN & CONSTRUCTION, INC.
LA SENZA, INC.
MAST INDUSTRIES, INC.
VICTORIA’S SECRET DIRECT BRAND MANAGEMENT, LLC
VICTORIA’S SECRET STORES BRAND MANAGEMENT, INC.
VICTORIA’S SECRET STORES, LLC

By:	/s/ Timothy J. Faber
Name:	Timothy J. Faber
Title:	Senior Vice President and Treasurer

[Signature page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Scott Miller
Name:	Scott Miller
Title:	Vice President

[Signature page to Supplemental Indenture]